Forte Biosciences, Inc.

Amended and Restated Non-Employee Director Compensation Policy

(April 28, 2026)

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Forte Biosciences, Inc. (“Forte Biosciences”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. This policy is effective as of April 28, 2026 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $42,500

b. Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

c. Lead Independent Director Service Retainer (in addition to Eligible Director Service Retainer): $20,000

2. Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,250

c. Member of the Nominating & Governance Committee: $5,000

3. Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a. Chairman of the Audit Committee: $20,000

b. Chairman of the Compensation Committee: $14,000

c. Chairman of the Nominating & Governance Committee: $10,000

Equity Compensation

The equity compensation set forth below will be granted under the Forte Biosciences, Inc. 2021 Equity Incentive Plan, or any amendment thereto or successor plan (the “Plan”). All RSUs granted under this policy shall be restricted stock units to be issued shares of Forte Biosciences Common Stock. The number of shares to be issued under each Initial Grant and Annual Grant described below shall be determined by dividing the grant date value of the Initial Grant and Annual Grant,

1.

as applicable, by the closing price of Forte Biosciences Common Stock on the date of grant, rounded down to the nearest share. The RSUs to be granted under this policy on the date of the annual stockholder meeting in 2026 are contingent upon approval by the Forte Biosciences stockholders of an increase to the shares available for grant under the Plan sufficient to make such grants.

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board (the “Initial Start Date”), for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an RSU with a grant date value of $175,000 (the “Initial Grant”). The shares subject to each Initial Grant will vest in three equal annual installments over a three year period such that the Initial Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director continuing to be a Service Provider (as defined in the Plan) through each such vesting date, and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each Forte Biosciences annual stockholder meeting held after January 1, 2026, for each Eligible Director who continues to serve as an Eligible Director (or who is first elected to the Board as an Eligible Director at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an RSU with a grant date value of $350,000 (the “Annual Grant”, and, Annual Grants and Initial Grants shall be referred to herein, taken as a collective as “Grants” and taken alone as a “Grant”); provided that the first Annual Grant granted to an individual who first becomes an Eligible Director after January 1, 2026 will have a grant date value equal to the product of (A) $350,000 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed months between the applicable Initial Start Date and the date of the first annual stockholder meeting to occur after such individual first becomes an Eligible Director, and (ii) the denominator of which is twelve, with the resulting number rounded down to the nearest whole number. The shares subject to the Annual Grant will vest in full on the date of Forte Biosciences’ next annual stockholder meeting, subject to the Eligible Director continuing to be a Service Provider (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

3. Deferred Settlement of Equity Awards. Unless and until otherwise determined by the Board, each Eligible Director may elect to defer the settlement of any Initial Grant or Annual Grant (the “Deferral Election”). For any such Deferral Election to be effective, it must be submitted on or prior to the end of the calendar year prior to the date the Grant will be granted; provided that, in the case of an Initial Grant or any Annual Grant awarded to an individual in the year the individual first becomes an Eligible Director or eligible to make a Deferral Election, the Eligible Director may submit a Deferral Election (such an election, a “First Year Deferral Election”) at any time prior to the day 30 days after the individual first becomes an Eligible Director or eligible to make a Deferral Election, but (unless and until otherwise determined by the Board) in any event no later than the day before the Grant is awarded. Each Deferral Election will be irrevocable on the last business day of the calendar year prior to the date the Award will be granted, provided that any First Year Deferral Election will be irrevocable when made, and will be effective only with respect

2.

to the period of services as an Eligible Director after such election is made. Each Deferral Election will be subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Code Section 409A.

3.